AGREEMENT

          AGREEMENT dated as of September 15, 1998 between (but effective upon the first payment hereunder) Purchase Point Media Corporation, a Minnesota corporation having its principal office at 2832 Bellevue Avenue, West Vancouver, BC V7V 1E8, Canada (the "Company"), and ITG, LLC, an Oregon limited liability company having its principal office at 670.3 S.W. Sandburg Road, Tigard, Oregon, 97223, U.S.A. (the "Contractor").

                                   WITNESSETH

          WHEREAS, the Company owns a patented grocery cart display unit ("display unit") called "The Last Word"(R) and comprised of the Display panel mid Advertising insert (each as hereinafter defined) that attaches to the back of the baby seat on store shopping carts, and it is the Company's intention to have display units installed in store shopping carts nationwide as expeditiously as possible; and

          WHEREAS, the Contractor is a facilitator of direct and indirect services to stores throughout the United States and is desirous of utilizing its existing direct and indirect infrastructure to provide the services being sought by the Company.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          1.01. The term "Display panel" means a patented, plastic, weatherproof, highly durable, Point of Purchase (POP) assembly, consisting of a clear plastic front and an opaque solid white back, which when assembled together, form a 7 inches high x 16 inches wide x 1/4 inch thick panel.

          1.02. The term "Advertising insert" means a ! 5 inch by 6 inch four color printing consisting of 10, 3 inch by 3 inch {approximately) advertisements displayed in two rows of five, sized for tilting snugly inside the Display panel.

          1.03.   The  term  "Store"   refers  to  one  of  the  27,000  stores,
supermarkets, superstores, shopping clubs and the like capable of being serviced by the Contractor on a direct and/or indirect basis.

          1.04. The term "opener" means the proprietary hand tool fabricated for the Company and required for the opening of the display units.

          1.05. The term "Phase One" refers to the first six months following the date of this Agreement. During Phase One, the Company and the Contractor will evaluate developmental, execution and financial requirements of the Company's project. It is agreed that regular communication will be maintained between the Company and the Contractor during Phase One. At the culmination of Phase One, the Company and the Contractor agree to meet for the purpose of discussing all relevant information pertaining to the results of Phase One, with the understood goal being the development of mutually agreeable performance measuring criteria, the purpose of which will be to establish all target data for the duration of this Agreement based on known data,

          1.06. The term "Carts per Store" is understood To mean an average of 200 cans per retail Store serviced. It is further understood that the nature of an average is to fluctuate.

                                   ARTICLE II

                           ACTIVITIES OF THE PARTIES

          2.01. The Contractor shall, for an agreed upon incremental fee, survey all Stores as promptly as reasonably practicable to determine whether a given store's shopping carts are appropriate for the installation of the display units. The Contractor, based upon predetermined and agreed to templates received from the Company, for the purpose of securing my and all measurements and whereby measurements will be secured, shall also provide the Company with the measurements for each Store necessary to manufacture the components to attach the display units to the baby seats of the shopping carts and to manufacture the tools used to open the display units.

          2.02. The Contractor will promptly assemble a sales organization and use its best efforts to sell in as short a time as possible as many of the 27,000 Stores as practicable on the use of the display units. The Company shall prepare and provide the Contractor with a standard form contract for the purpose of obtaining installation approval from Stores. Such contract shall not be modified or amended in any material respect by the Contractor without the prior written consent of the Company (which consent shall not be unreasonably withheld). Written approval authorizing the Company and the Contractor to proceed with the installation and maintenance of the display units shall be obtained from the chain, the original of which approval shall be forwarded to the Company. In the case where approvals for installation and maintenance: may have to be obtained from individual Stores in a chain, the Contractor shall also obtain such written approvals. The original of these approvals shall also be forwarded to the Company.

          2.03. The Company will deliver display units to the Contractor, f.o.b. the Contractor's central warehouse and regional offices throughout the United States, from where the Contractor will forward them to the Contractor's individual Store installers, or directly to the Stores, as directed by the Contractor. This procedure shall be continued until all Stores seeking installation of the display unit have been fitted out.

          2.04. The Contractor shall carry out the installation of the display units in compliance with the Company's installation procedures as notified by the Company to the Contractor. All modifications to installation instructions will be communicated to the Contractor by The Company at least 45 working days prior to taking effect in the retail installation environment. The Contractor shall be held harmless for any display unit failures.

          2.05. On a quarterly basis, the Contractor shall receive from the Company a supply of replacement advertising inserts. The Company will deliver the advertising inserts, in palletized form, f.o.b. the Contractor's central warehouse and regional offices throughout the United States, from - where the Contractor shall forward them its individual Store installers, who shall change the inserts, or directly to the Stores, as directed by the Contractor.

          2.06. The Contractor will subcontract (at no additional charge to the Company) the following services to its parent company, International Trade Group, LLC: (i) electronic data interchange with stores (EDI), (ii) accounting services / , (i/i) electronic links with field service representatives for instant data transfer, (iv) design of computer systems to support field operations and reporting and (v) West Coast operations office.

                                  ARTICLE III

                                  NON-COMPETE

          The Company recognizes that among the Contractor's assets are its contacts and ability to deliver national distribution quickly. To safeguard these assets of the Contractor, the Company agrees to execute non-compete agreements covering:

o non-circumvention agreement preventing the Company from doing business, directly or indirectly, with any of the Contractor's installation service companies, employees, agents or individuals including but not limited to in the retail environment.

o A no-hiring agreement preventing the Company from hiring any of the Contractor's services providers, employees, sales representatives or field personnel for a period of three years after they have left the Contractor's employ or terminated the Contractor's service contract for any reason.

                                   ARTICLE W

                                TERMS OF PAYMENT

          The Company shall pay the Contractor for its work in both cash and stock options as detailed below:

CASH PAYMENTS

          1) MONTHLY RETAINER. The Company will pay the Contractor a retainer of $85,000 per month for the first six months of operations known as Phase One. Following the execution of this Agreement, the Company shall cause to be placed into an escrow account, designated by the Contractor, the full six-month equivalent retainer value (i.e., $510,000). Starting the seventh month, the Company may deduct up to, but no more than, $20,000 per month for the purpose of the repayment of the Contractor's amortized start-up expenses during Phase One. Such amortization will be applied up to a maximum of $5,000 against sales commissions and $15,000 against installation fees.

          2) SALES COMMISSION. The Company will pay the Contractor a sales commission or S1.00 per cart for each Store contract signed and approve& The Company will pay this commission ten days prior to the shipment of the units, provided that the Contractor shall have submitted the following:

             i.   invoice

             ii. a brief report covering the Contractor's survey of the chain or the Store

             iii. the original copy of the Store's executive officer's letter of approval.

While the Company and the Contractor both recognize the benefit and need to make sales presentations to as many food chains as possible in as short a period of time as possible in order to neutralize competitor reaction, the amount of this payment is open to review during Phase One as the C. company's cash flow builds up. Upon subsequent agreement between the parties, should sales commissions exceed the Company's cash flow position during Phase One, then such sales commissions may be accrued, in whole or in part, for no more than 30 days. Additional terms of exclusions relative to payment to the Contractor for services rendered in light of the Company's cash flow position may be discussed and modified during Phase One at the discretion of the parties. This commission applies only to the first year following installation of the display units in a given Store, at which time the sales maintenance commission will become effective.

          3) SALES MAINTENANCE COMMISSION. The Company will pay the Contractor a sales maintenance commission of $0.50 per cart per annum (annuity) ten days after each Store contract anniversary date.

          4)   INSTALLATION   FEE.  The  Company  will  pay  the  Contractor  an
installation fee on of $2.00 per can to cover the cost of the Contractor's installers (field service representatives).

Terms: 60% of total projected earls ten days prior to the shipment of the units
          40% on receipt of the installation audit signed by the Contractor's installer certifying the exact number of in-Stow carts installed.

During Phase One as the Company's cash flow builds up, and upon subsequent agreement between the parties, such installation fees may be accrue& in whole or in pan, for no more than 30 days. Additional terms or exclusions relative to payment to the Contractor for services rendered in light of the Company's cash flow position may be discussed and modified during Phase One at the discretion of the parties.

          5) ADVERTISING MAINTENANCE FEE. The Company will pay the Contractor an advertising maintenance fee of $0.50 per cart to cover the cost of the Contractor's installers (field service representatives) changing `advertising inserts once every quarter or more frequently as agreed to between the Company and the Contractor.

Terms:    50% payable ten days prior to the scheduled ad change date
          50% within five working days following receipt of the audit cards received from the Contractor's installers.

The Company will be fully responsible for the payment of the quarterly rental to the Stores for the use of their carts. The amount payable to the Stores will be 10% of gross advertising revenues. Under no condition shall any transaction occur which involves payment between the Stores and the Contractor or its installers, in regard to the matters contemplated by this Agreement, without the Company's written approval.

STOCK OPTIONS

The Company will cause stock options to be issued in favor of the Contractor, or individuals designated by the Contractor, as follows:

     300,000 free trading shares of the Company's Common Stock at $5.00 per share and 300,000 free trading shares at $1.00 per share, exercisable within a three year period. Each of the options will be issued in three equal 100,000 share blocks, with one block being exercisable in whole or in part after each of the first, second and third year of this Agreement, subject to the Contractor having met its installation targets (inclusive of signed-up stores or accounts which may be pending installation). Targets will be developed and agreed to based on data derived from mutual information developed during the Phase One initiative. In the event that the Contractor does not meet the mutually agreed to target installations, the exercisability of such options shall be reduced on a pro rata basis.

                                   ARTICLE V

                             TERM AND MISCELLANEOUS

          5.01. Subject to the Contractor meeting installation targets (inclusive of signed up stores or accounts which may be pending installation) developed and agreed to based on data derived from mutual information developed during the Phase One initiative, as well as satisfactory and timely handling of the quarterly (or more frequent as agreed to by the Company and the Contractor) advertising insert changes, the Company will give the Contractor an exclusive contract for the services covered herein, in the United States for a ten year period, renewable by mutual consent at least one year in advance. Notwithstanding the foregoing, if the Company terminates this Agreement prior to the expiration of the agreed to term of ten years for any reason whatsoever (except for a material breach by the Contractor of this Agreement), the Company shall promptly pay the Contractor as liquidated damages the greater of (a) fees and commissions due for one year based on the number of installed carts then outstanding or (b) $1,000,000.

          5.02. Notice of termination shall be given. by either party, one year in advance. Since the Company will have become very dependent on the systems and services provided by the Contractor, the Contractor agrees that it, and to the extent necessary its parent company, immediately following notice of termination, will, providing termination of this Agreement by the Contractor was without cause, provide the Company with copies of all systems and software programs and files pertinent thereto, to permit the Company To continue to provide the service to the Stores, provided such systems, software and files are not proprietary in nature to the Contractor, its parent company or independent contractors.

          5.03. Time is of the essence in order to neutralize any competitive reaction to the Company entering the advertising market with its display unit. To this end, the Company and the Contractor will hold regular monthly meetings to review the efficiency of the previous month's work and also to examine the possibility of increasing the monthly installation rate.

          5.04. All information which either party designates as confidential will be treated as confidential by the pasty receiving the information, unless
(a) it is frightfully possessed by the receiving party prior to disclosure from the other party; (b) it is independently developed by the receiving party; (c) it was furnished to others without restrictions similar to those imposed herein on the fight of the receiving party to use or disclose; (d) it becomes rightfully known to the receiving party, without confidential restriction, from a source other than the other party; or (e) disclosure to a third party is approved in writing.

          Each party agrees (a) to exercise reasonable care not to divulge any confidential information to any third party, such care to be commensurate with the care exercised with respect to the protection of its own confidential information; (b) to restrict the use of such information to matters related to the parties' relationship as established by the terms and conditions of this Agreement; and (e) to restrict access to such information to employees whose access is necessary to the implementation of this Agreement and to the provision of services in accordance with the terms and conditions of this Agreement.

          5.05. Neither party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises beyond the control and without the fault or negligence of such party. Such causes may include, without limitation, acts o/God or public enemies, labor disputes, material or component shortages, embargoes, rationing, acts of local, state or national governments or public agencies, utility or communication failures or delays, fire, flood, epidemics, riots or strikes. The time for performance of troy act delayed by such events shall be postponed for a period equal to the delay. 5.06. Each of the parties represents and warrants to the other that its computer systems and computer software are year 2000 compliant. 5.07. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Oregon, without regard to its conflict of laws principles.

          5.06. Each of the parties represents and warrants to the other that its computer systems and computer software are year 2000 compliant.

          5.07 The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Oregon without regard to its conflict of laws principles.

          5.08. The Contractor reserves the fight to transfer its fights and obligations under this Agreement, in whole or in pan, to a newly formed company whose objective will be to provide the services set forth in this Agreement.

          5.09. This Agreement supersedes all prior offers, proposals, written and oral exchanges.

          5.10. The Company agrees to service and provide the Contractor with reasonable evidence of a product liability insurance policy in the amount of at least $1,000,000 and furthermore agrees to hold the Contractor and any parent company harmless from any and all liability, except for any such liability arising from their gross negligence or willful misconduct.

          5.11. The Company will develop target performance data retailed to the sale of advertising space. With the sale of advertising space being the primary source of the revenues from which the Contractor will be paid, it is appropriate to develop "failure to perform" criteria for sales of advertising space with such criteria being similar in nature to the target criteria developed for display installations and advertising transfers performed by the Contractor.

          5.12. The Company shall provide the necessary funds to facilitate any and all "Uninstall" operations related to The Last Word advertising display panels. These funds will be held in reserve for the sole purpose of facilitating the removal of any and all advertising display panels as stipulated in agreements with the retail customer. It is further understood That the "Uninstall!" feature may become a necessity to sales negotiations and closing of one or more accounts.

          IN WITNESS WHEREOF, the panics hereto, intending to be legally bound, have executed this Agreement.


                                        PURCHASE POINT MEDIA CORPORATION



                                        By _____________________________________
                                                  Albert Folsom
                                                  President


                                        ITG, LLC


                                        By _____________________________________